Exhibit 99.1

Cintas Corporation Announces Executive Transition

Mike Hansen to Retire as CFO at Fiscal Year-End

Scott Garula to Succeed Hansen as CFO

CINCINNATI, OHIO – April 4, 2025 – Cintas Corporation (NASDAQ: CTAS) today announced that Mike Hansen will retire from his role as Executive Vice President & Chief Financial Officer (CFO) and transition to a new role as Assistant to the CEO, effective May 31, 2025. In this capacity, Hansen will support the transition to his successor and contribute to certain strategic initiatives and special projects. Scott Garula, currently President of Cintas' Rental Division, will succeed Hansen as Executive Vice President & CFO.

Todd Schneider, Cintas President & CEO, said, “Continuity of leadership is important, and this planned transition follows a thoughtful succession process. We have a tremendous bench of world-class leaders ensuring the right team is in place to guide our Company into the future.

“We are deeply grateful to Mike for his contributions to Cintas throughout his career, including over the last 10 years as CFO which has been a period of outstanding performance and value creation. We look forward to continuing to benefit from his perspective and expertise in his new role.

“Scott’s strong financial acumen and outstanding track record of leadership within Cintas position him to support our continued growth and shareholder value creation, and I am proud to welcome him to this new role.”

Garula joined Cintas in 1996 as an accountant and has held various leadership positions within the company, including key roles within the Finance team and was President of First Aid & Safety and Fire Protection before becoming President of the Rental Division. Garula’s deep understanding of Cintas’ business and his strong track record in financial management and operational leadership make him well-suited to serve as the Company’s next CFO.

Garula said, “I am honored to take on the role of CFO and continue Cintas’ financial strategy, which prioritizes maximizing our flexibility to invest in our business and return capital as we focus on driving value for shareholders.”

Hansen added, “It has been my honor to serve as Cintas’ CFO and work alongside such an exceptional team. Cintas is in a strong financial position, and I am confident it is the right time for me to retire as CFO. I look forward to supporting Scott in his transition and continuing to contribute to our Company's success in my new role.”

About Cintas Corporation

Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety training, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.